EXHIBIT 10.45

AMENDMENT NO. 3 TO COLLABORATION EXPANSION AGREEMENT

This Amendment No. 3 (this “Amendment”) to the Collaboration Expansion Agreement (the “Agreement”) is made on December 14, 2018, by and among ABT Holding Company, a Delaware corporation (“ATHX”), Athersys, Inc., a Delaware corporation (“Athersys”), and HEALIOS K.K., a Japanese company (“Healios”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, ATHX, Athersys and Healios entered into the Agreement on June 6, 2018, entered into Amendment No. 1 to the Agreement on August 31, 2018, and entered into Amendment No. 2 to the Agreement on December 6, 2018;
WHEREAS, pursuant to Section 10.6 of the Agreement, the Agreement may be amended, supplemented or modified in a writing signed by the Parties;
WHEREAS, on March 14, 2018, Athersys issued and sold Healios a warrant (as amended, the “Warrant”) to purchase up to 20,000,000 shares of the Company’s common stock, $0.001 par value per share; and
WHEREAS, the Parties desire to amend the Agreement as described below.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, including the First Extension Payment (as defined below), ATHX, Athersys and Healios, pursuant to Section 10.6 of the Agreement, agree as follows:
1.Healios will pay to ATHX the sum of Two Million U.S. Dollars ($2,000,000) (the “First Extension Payment”) on or within five business days of the date of this Amendment.
2.The first sentence of 5.3 of the Agreement is hereby amended and restated in its entirety as follows:
“During the period that begins on the Effective Date and ends on June 30, 2019 (“China ROFN Period”), ATHX hereby grants to Healios the exclusive right of first negotiation with respect to Athersys’ proprietary MultiStem stem cell technology, as follows.”
3.If Healios pays ATHX the sum of Three Million U.S. Dollars ($3,000,000) (the “Second Extension Payment”) in addition to the First Extension Payment on or before June 30, 2019, the end of the China ROFN Period will automatically be extended to December 31, 2019.
4.Healios will receive credit for the First Extension Payment and the Second Extension Payment, if applicable, against any amounts owed to ATHX pursuant to Section 5.3(a)(iii) of the Agreement. Additionally, Healios may, at its election by notice to ATHX, apply the amount of the First Extension Payment and the Second Extension Payment, if applicable, or any portion thereof, as a credit against any regulatory approval or commercial milestone for any licensed program; provided, however, that the application of such amount as a credit may not reduce the amount of the applicable milestone below the greater of (i) 50% of the original stated amount of the such milestone and (ii) $3,000,000 (after application of any credits against such milestone that have been applied or are or might become available through other agreements between Healios and ATHX).
5.Athersys and Healios acknowledge and agree that each reference in the Warrant to the “China ROFN Period” is to such term as defined in the Agreement as amended by this Amendment.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

ABT HOLDING COMPANY

By:	/s/ William O. Lehmann, Jr.
Name: William O. Lehmann, Jr.
Title: President

ATHERSYS, INC.

By:	/s/ William O. Lehmann, Jr.
Name: William O. Lehmann, Jr.
Title: President

HEALIOS K.K.

By:	/s/ Hardy TS Kagimoto
Name: Hardy TS Kagimoto, MD
Title: Chairman & CEO